CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 25, 2022, relating to the financial statements and financial highlights of Columbia Integrated Large Cap Growth Fund, Columbia Integrated Large Cap Value Fund, Columbia Integrated Small Cap Growth Fund, Columbia Pyrford International Stock Fund, and Columbia Ultra Short Duration Municipal Bond Fund (formerly Columbia Ultra Short Municipal Bond Fund), each a series of Columbia Funds Series Trust II, for the year ended August 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 20, 2022